Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 552-3639	(858) 552-3639
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS SECOND QUARTER 2003 RESULTS

San Diego, CA – July 22, 2003 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced financial results for the three months and six months ended June 30, 2003.

Revenues for the second quarter of 2003 were $11.2 million, an increase of 34 percent compared to $8.4 million for the second quarter of 2002, primarily due to increased exclusive compound deliveries to Pfizer and higher high-throughput screening volumes, which offset declines in non-exclusive compound supply revenues.  Revenues for six months ended June 30, 2003 were $24.0 million, an increase of 30 percent compared to $18.4 million for the same period in 2002, primarily due to increased exclusive compound deliveries to Pfizer and Merck and higher screening volumes, which offset declines in non-exclusive compound supply revenues.

Net loss for the second quarter ended June 30, 2003 was $1.3 million, or $0.05 per share, which included $1.6 million, or $0.06 per share, of restructuring expense related to the closure of our Tucson chemistry operations compared to a reported a net loss of $9.7 million, or $0.40 per share, in the second quarter of 2002, which included $7.3 million, or $0.30 per share of provisions related to the discontinuation of the Company’s non-exclusive compound supply business.  Net loss for the six months ended June 30, 2003 was $1.0 million, or $0.04 per share, which included $1.6 million, or $0.06 per share, of restructuring expense related to the closure of our Tucson chemistry operations compared to a reported a net loss of $10.4 million, or $0.43 per share, for the same period in 2002, which included $7.3 million, or $0.30 per share of provisions related the discontinuation of the Company’s non-exclusive compound supply business.

Gross margin, as a percentage of revenues for the second quarter of 2003 was 35 percent, up from negative 61 percent in the second quarter of 2002, which included provisions related to the discontinuation of the Company’s non-exclusive compound supply business equaling 86 percent of revenue.  The improvement in gross margin is due to the absence of the above-mentioned provisions, as well as savings in materials costs and other operating efficiencies.  For the six months ended June 30, 2003, gross margin as a percentage of revenues was 32 percent, up from negative 6 percent for the same period in 2002, which included provisions related the discontinuation of the Company’s non-exclusive compound supply business equaling 39 percent of revenue.

Research and development costs for the second quarter of 2003 were $0.7 million, down from $1.9 million in the second quarter of 2002.  Research and development costs for the six months ended June 30, 2003 were $1.4 million, down from $3.8 million in the same period in 2002.  The decreases in research and development costs for the three and six-month periods are due to the redeployment of development scientists and engineers to direct revenue generating activities.

Sales, general and administrative costs for the second quarter of 2003 were $3.4 million, up from $3.0 million in the second quarter of 2002.  Sales, general and administrative costs for the six months ended 2003 were $6.5 million, up from $6.3 million in the same period of 2002.

Restructuring costs related to the closure of the Company’s Tucson facility were $1.6 million for the second quarter of 2003 comprised of costs to exit certain contractual and lease obligations ($0.9 million), severance and retention bonuses for involuntary employee terminations ($0.4 million), and moving, relocation and other costs ($0.3 million).  The Company expects to incur a remaining $0.3 million during the second half of 2003, which would place the total within the range communicated by the Company in last quarter’s earnings release.

Cash and short-term investments at June 30, 2003 were $70.8 million, an increase of $1.1 million over the balance at March 31, 2003.

Since our last quarter earnings report, Discovery Partners has achieved several substantial milestones:

•                  On June 2, the Company announced a significant three year drug discovery research collaboration with Actelion;

•                  The Company further strengthened its Japanese customer base by entering into lead finding collaborations with Seikagaku and Kyorin, as well as a chemistry services agreement with Kirin;

•                  The company has shipped and installed two more Crystal Farm imaging systems and will participate with posters, presentations and exhibits at the American Crystallographic Association annual meeting in Cincinnati, OH from July 26-31, 2003.

•                  The Company successfully consolidated the Tucson chemistry operations into the expanded South San Francisco facility and into San Diego;

•                  The Company entered into a long term R&D collaboration agreement under which it will be able to utilize scientists and equipment at a recently completed facility located in India, thus establishing a lower cost offshore chemistry capability.

“We are extremely pleased to report that our second quarter results were in line with our expectations,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners.  “During the quarter we successfully managed the delicate tasks of closing an operation in the U.S. and establishing a presence in India while continuing to operate efficiently and with no disruptions as demonstrated by the substantial gross margin increases versus last year and last quarter,” continued Pigliucci. “While our collaboration with Pfizer remains a major driver of our performance, we are also very pleased to see an improved flow of business from new customers.  Given the strength of our current backlog, we are comfortable projecting positive EPS on a reported basis for the second half of 2003,” concluded Pigliucci.

A conference call discussing second quarter 2003 financial results as well as financial guidance for the remainder of 2003 will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live web cast will begin at 11:00 am Eastern Time, on Tuesday, July 22, 2003.  In addition to the live web cast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling (800) 428-6051, access code:  299155 through Tuesday, July 29, 2003.

About Discovery Partners

Discovery Partners International, Inc. has become a leader in drug discovery collaborations by offering integrated services and products that span the drug discovery continuum including target characterization, high throughput screening, lead generation, lead optimization, high throughput synthesis automation, and gene expression analysis.  Discovery Partners is headquartered in San Diego, California and has operations in the United States and Europe.  For more information on Discovery Partners International, Inc., please visit the Company’s website at http://www.discoverypartners.com.

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Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including the establishment of offshore chemistry operations, our ability to establish collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and EPS in 2003, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission and Discovery Partners’ other SEC reports.

DISCOVERY PARTNERS INTERNATIONAL, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited, In thousands, except per share amounts)

Consolidated Statement of
Operations data:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Revenues	$11,248	$8,395	$23,951	$18,416
Cost of revenues	7,257	6,262	16,364	12,183
Provision for discontinued operations	—	5,782	—	5,782
Anticipated contract loss	—	1,485	—	1,485
Gross margin	3,991	(5,133)	7,587	(1,033)

Operating expenses:
Research and development	663	1,905	1,367	3,846
Selling, general and administrative	3,400	3,041	6,473	6,309
Restructuring	1,557	—	1,557	—
Amortization of deferred compensation	75	174	160	372
Total operating expenses	5,695	5,120	9,557	10,528

Loss from operations	(1,704)	(10,253)	(1,970)	(11,561)

Interest income, net	448	497	993	982
Foreign currency losses	(5)	(52)	(7)	(63)
Minority interest in consolidated subsidiary	—	144	—	216

Net income (loss)	$(1,261)	$(9,663)	$(984)	$(10,427)

Net income (loss) per share, basic and diluted	$(0.05)	$(0.40)	$(0.04)	$(0.43)

Weighted average shares outstanding, basic and diluted	24,298	24,313	24,310	24,296

Summary Balance Sheet:

	June 30, 2003	December 31, 2002
	(Unaudited)

Cash and cash equivalents	$4,867	$8,309
Short-term investments	65,891	61,327
Accounts receivable, net	9,677	9,816
Inventories	3,012	4,608
Prepaid and other current assets	1,089	1,333
Total current assets	84,536	85,393

Property and equipment, net	8,781	9,819
Restricted cash	940	931
Patents, license rights and other intangible assets, net	9,032	7,220
Other long term assets, net	900	1,080
Total assets	$104,189	$104,443

Accounts payable and accrued expenses	$3,824	$3,650
Restructuring accrual	1,254	—
Current portion of long-term debt	441	723
Contract loss accrual	—	837
Deferred revenue	2,971	2,291
Total current liabilities	8,490	7,501

Other liabilities	170	306
Deferred rent	104	105

Common stock	25	24
Treasury stock	(408)	(119)
Additional paid-in-capital	200,918	200,691
Deferred compensation	(100)	(260)
Accumulated other comprehensive income	664	885
Accumulated deficit	(105,674)	(104,690)

Total stockholders’ equity	95,425	96,531

Total liabilities and stockholders’ equity	$104,189	$104,443

Statements of Cash Flows
(Unaudited)

	Six months ended June 30, 2003	Three months ended June 30, 2003

Net loss	$(984)	$(1,261)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,294	983
Amortization of deferred compensation	160	75
Restructuring expense	1,557	1,557
Change in operating assets and liabilities:
Accounts receivable	58	441
Inventories	1,596	(518)
Other current assets	247	130
Accounts payable, accrued expenses and contract loss accrual	(670)	836
Restructuring accrual	(303)	(303)
Deferred revenue	659	(675)
Deferred rent	(1)	—
Restricted cash	(1)	—
Net cash used in operating activities	4,612	1,265

Investing activities
Purchases of property and equipment	(798)	(167)
Other assets	201	82
Purchase of patents, license rights and other intangible assets	(2,092)	(16)
Purchase of short-term investments	(4,564)	(3,025)
Net cash used in investing activities	(7,253)	(3,126)

Financing activities
Proceeds from borrowings (principal payments) on capital leases, equipment notes payable, line of credit	(448)	(195)
Purchase of treasury stock	(289)	—
Issuance of common stock, net of purchases	227	163
Net cash provided by (used in) financing activities	(510)	(32)
Effect of exchange rate changes	(291)	(77)

Net decrease in cash and cash equivalents	(3,442)	(1,970)

Cash and cash equivalents at beginning of period	8,309	6,837
Cash and cash equivalents at end of period	$4,867	$4,867